UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2012

CNL Lifestyle Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51288	27-2876363
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification no.)

450 South Orange Ave.

Orlando, Florida 32801

(Address of principal executive offices)

Registrant’s telephone number, including area code: (407) 650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On April 24, 2012, subsidiaries of CNL Lifestyle Properties, Inc. (the “Company”) entered into the Amended and Restated Omnibus Lease Resolution Agreement (the “Amended Omnibus Agreement”) with Evergreen Alliance Golf Limited, L.P. ( “Eagle Golf”) and its parent, Premier Golf Management, Inc. (“PGMI”). In connection with the Amended Omnibus Agreement, the Company amended and restated its 32 golf properties leased by Eagle Golf from the Company (the “Amended and Restated Leases”).

Under the terms of the Amended Omnibus Agreement:

•	The Company consented to allow Eagle Golf to continue to manage ten (10) golf properties (the “Eagle Managed Properties”);

•	The Company consented to allow Eagle Golf to engage Fore Golf Management, LLC to manage the remaining 22 golf properties;

•	The Company agreed to refund the existing Eagle Golf security deposit of $1.5 million held under the leases;

•	The Company agreed to release its pledge on 100% of the equity interests in PGMI upon the future replenishment by Eagle Golf of the $1.5 million security deposit;

•	The Company committed to make future capital improvements to the golf properties totaling $9.5 million;

•

The Company committed to provide lease incentives totaling up to $23 million for working capital and inventory purposes, property tax obligations and to establish reserves for obligations related to event deposits, gift cards, gift certificates and similar liabilities to golf club members and customers; and

•	The Company waived its right to $2.7 million in past due rent and all previously deferred rent amounts under the prior leases.

The Amended and Restated Leases, which are effective January 1, 2012, changed the following terms of the prior leases:

•	Amended the base rent payments and the scheduled rent acceleration schedule during the term of the leases;

•	Amended the percentage rent provisions; and

•	Amended the capital expenditure reserve funding requirements.

In addition, pursuant to the Amended and Restated Loan Agreement dated April 24, 2012 among a subsidiary of the Company, Eagle Golf and PGMI, the Company refinanced a $6 million outstanding working capital line of credit loan previously provided to Eagle Golf into a $6 million term loan maturing December 31, 2016, with the ability of Eagle Golf to extend for one additional five-year extension period to December 31, 2021 if no default then exists and Eagle Golf has not been in default more than three times during the initial term of the loan. The refinanced term loan bears interest at LIBOR plus 4.00%, accruing interest from closing through December 31, 2013, with the aggregate amount of such interest to be added to the principal balance of the loan, and requires monthly interest payments in cash commencing January 2014 and annual principal payments in cash in an amount equal to the aggregate annual percentage rent due under the amended leases for the ten Eagle Managed Properties.

Statement Regarding Forward-Looking Information

The information above contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “intend,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements, including but not limited to, the factors detailed in our Annual Report on Form 10-K for the year ended December 31, 2011, and other documents filed from time to time with the Securities and Exchange Commission.

Some factors that might cause such a difference include, but are not limited to, the following: risks associated with our investment strategy; risks associated with the real estate markets in which the Company invests; risks associated with the use of debt to finance the Company’s business activities, including refinancing and interest rate risk and the Company’s failure to comply with its debt covenants; the Company’s failure to obtain, renew or extend necessary financing or to access the debt or equity markets; competition for properties and/or tenants in the markets in which the Company engages in business; the impact of current and future environmental, zoning and other governmental regulations affecting the Company’s properties; the Company’s ability to make necessary improvements to properties on a timely or cost-efficient basis; defaults on or non-renewal of leases by tenants; failure to lease properties at all or on favorable terms; unknown liabilities in connection with acquired properties or liabilities caused by property managers or operators; the Company’s failure to successfully manage growth or integrate acquired properties and operations; material adverse actions or omissions by any joint venture partners; increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the Company’s insurance coverage; the impact of outstanding or potential litigation; risks associated with the Company’s tax structuring; the Company’s failure to maintain its status as a real estate investment trust and the Company’s ability to protect its intellectual property and the value of its brand. Given these uncertainties, we caution you not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2012	CNL LIFESTYLE PROPERTIES, INC.

/s/ Holly J. Greer
	Name:	Holly J. Greer
	Title:	Senior Vice President, General Counsel and Secretary